Exhibit 21.1
Subsidiaries of CTI BioPharma Corp.
Aequus Biopharma, Inc., a Washington corporation; Systems Medicine, LLC, a Delaware limited liability company; and CTI Life Sciences Ltd., a U.K. limited company.
The above paragraph includes all material subsidiaries of CTI BioPharma Corp.